Exhibit 12.4

PECO Energy Company

Ratio of Earnings to Fixed Charges

	Years Ended December 31,
	2012	2013	2014	2015	2016
Pre-tax income from continuing operations	508	557	466	521	587
Less: Capitalized interest	(2)	(2)	(2)	(2)	(3)

Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest	506	555	464	519	584
Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	122	114	112	114	125
Interest component of rental expense (a)	9	7	5	3	2

Total fixed charges	131	121	117	117	127
Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest plus fixed charges	637	676	581	636	711
Ratio of earnings to combined fixed charges	4.9	5.6	5.0	5.4	5.6

(a)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.

PECO Energy Company

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	Years Ended December 31,
	2012	2013	2014	2015	2016
Pre-tax income from continuing operations	508	557	466	521	587
Less: Capitalized interest	(2)	(2)	(2)	(2)	(3)
Preference security dividend requirements	(5)	(10)	—	—	—

Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements	501	545	464	519	584
Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	122	114	112	114	125
Interest component of rental expense (a)	9	7	5	3	2
Preference security dividend requirements	5	10	—	—	—

Total fixed charges	136	131	117	117	127
Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements plus fixed charges	637	676	581	636	711
Ratio of earnings to fixed charges and preferred stock dividends	4.7	5.2	5.0	5.4	5.6

(a)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.